UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2004

CITIZENS, INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-16509	84-0755371
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation	File Number)	Identification No.)

400 East Anderson Lane
Austin, Texas 78752
(Address of principal executive offices) (Zip Code)

(512) 837-7100
Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     The principal purpose of this Amendment No. 1 to this Form 8-K, (which was originally filed on October 6, 2004), is to provide the required financial statements and information pursuant to Item 9.01. This Amendment also includes in substantial part the description of the transactions and verbiage from the original filing. In all other respects, the verbiage, information and exhibits included in the original filing of this Form 8-K are hereby incorporated by reference.

Item 2.01: Completion of Acquisition or Disposition of Assets

     On October 1, 2004, the Registrant, Citizens, Inc., through its primary insurance subsidiary, Citizens Insurance Company of America (“CICA”), completed the acquisition of Security Plan Life Insurance Company (“Security”), a Louisiana-domiciled stock life insurance company. Security was acquired from its owner, Mayflower National Life Insurance Company (“Mayflower”) pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) entered into by Citizens and Mayflower on June 17, 2004, under which CICA purchased all of the outstanding common stock of Security. The Purchase Agreement was included as an exhibit to a Form 8-K of Citizens filed on June 21, 2004.

     Under the Purchase Agreement, CICA paid $85 million in cash for Security. CICA paid the purchase price with internal funds and through a $30 million borrowing on Citizens’ line of credit.

Item 2.03: Creation of a Direct Financial Obligation

     As part of the financing for the acquisition of Security as discussed in the above item, Citizens borrowed $30 million against its line of credit with Regions Bank and loaned the money to CICA. In connection therewith, Citizens entered into a Second Amendment to Loan Agreement dated October 1, 2004 with Regions Bank (the “Amended Loan Agreement”). Under the Amended Loan Agreement, Citizens converted into a term loan its $30 million advance against the line of credit. Under the term loan, Citizens is to repay the principal portion of the loan in ten semi-annual installments of $3,000,000 beginning on May 1, 2005, with the final installment of principal and any accrued and unpaid interest due on November 1, 2009. Interest on the unpaid principal balance of the loan is to be paid on the fifth day of each month following the end of each fiscal quarter of Citizens. The interest rate is equal to 30-day LIBOR (London InterBank Offered Rate) plus 1.80% per year.

     Because the maximum borrowing authorization on Citizens line of credit is $30 million, the line has been drawn down to zero. Under the Amended Loan Agreement, upon any prepayment or repayment of the term loan described above, the line of credit is to be reinstated to an aggregate amount equal to the difference between (a) $30 million minus (b) the aggregate outstanding principal amount under the term loan.

     CICA has issued to Citizens a Subordinated Debenture in the principal amount of $30 million plus interest equal to 30-day LIBOR (London InterBank Offered Rate) plus 1.80% per year. Because CICA is a insurance company formed under the laws of Colorado, under the subordinated debenture, any principal and accrued interest is not a legal liability of CICA until repayment of interest or principal has received the prior written approval of the Commissioner of Insurance for the State of Colorado. Under Colorado Insurance law, repayment under the subordinated debenture may only be made out of the surplus funds of CICA. The subordinated debenture is subordinate to policyholders and to claimant and beneficiary claims, as well as to all other classes of creditors senior to the subordinated debenture. In the event of a reorganization, dissolution or liquidation of CICA, Citizens (or successor stockholders of CICA) will be entitled to a preferential right in the remaining assets of CICA equal to the unpaid principal and accrued interest under the subordinated debenture.

     In connection with the Amended Loan Agreement, CICA entered into a Security Agreement with Regions Bank dated October 1, 2004. Pursuant to the security agreement, CICA granted a security interest in all of the outstanding shares of common stock of Security purchased by CICA (the “Collateral”) by delivering to Regions Bank possession of the shares. In addition, CICA agreed that the Collateral will also extend to the following property that CICA becomes entitled to receive in connection with the Collateral: (a) any stock certificate representing a stock dividend or any certificate in connection with a recapitalization, merger, combination or similar transaction regarding Security; (b) any option warrant or subscription right with respect to the Collateral; (c) any dividends or distributions by Security; (d) any interest in principal payments; and (e) any conversion or redemption proceeds relating to the Collateral; provided, however, that unless there is an event of default on the term loan by Citizens, CICA shall be entitled to all cash dividends and all principal and interest paid on the Collateral. Although Regions Bank will hold the Collateral in its possession, CICA retains the voting rights incident to the Collateral as long as term loan is not in default.

Item 9.01: Financial Statements and Exhibits

     (a) Financial Statements of Business Acquired

Financial
Page No.
SECURITY PLAN LIFE INSURANCE COMPANY AND SUBSIDIARIES
Consolidated Financial Statements December 31, 2003 and 2002	F-1
Report of Independent Auditors	F-2
Consolidated Balance Sheets as of December 31 2003 and 2002	F-3
Consolidated Statements of Operations – Years ended December 31, 2003, 2002 and 2001	F-4
Consolidated Statements of Shareholders Equity and Comprehensive Income – Years ended December 31, 2003, 2002 and 2001	F-5

Financial
Page No.
Notes to Unaudited Pro-Forma Consolidated Financial Statements	PF-6

     (c) Exhibits:

     The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.	Description
23.1	Consent of KPMG LLP

SIGNATURE

     Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS, INC

/s/ MARK A. OLIVER
Mark A. Oliver, President

Date: December 14, 2004

(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

SECURITY PLAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2003 and 2002

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors
Security Plan Life Insurance Company:

We have audited the accompanying consolidated balance sheets of Security Plan Life Insurance Company and subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholder’s equity and comprehensive income, and cash flows for the three years ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security Plan Life Insurance Company and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the three years ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2(c) to the consolidated financial statements, effective December 31, 2001 the Company applied fresh start accounting as the Company’s ultimate parent emerged from bankruptcy. As a result, the consolidated statements of operations and cash flows for the years ended December 31, 2003 and 2002 are presented on a different basis than that for periods before fresh start and, therefore, are not comparable.

/s/ KPMG LLP

New Orleans, Louisiana

September 21, 2004

SECURITY PLAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets
Investments:
Fixed maturities – available-for-sale, at fair value (amortized cost: 2003 – $217,287,136; 2002 – $210,082,299)	$226,532,399	223,864,155
Policy loans	3,586,968	3,373,010
Affiliate mortgage loan on real estate	3,979,128	4,286,308
Unaffiliated mortgage loans on real estate, net	79,011	193,153

Total investments	234,177,506	231,716,626
Cash	12,718,315	17,896,353
Accrued investment income	2,681,802	2,610,258
Income tax receivable	1,518,987	1,106,861
Deferred income taxes, net	3,439,158	4,501,350
Deferred policy acquisition costs	6,281,084	3,557,425
Value of business acquired, net	13,723,256	15,580,583
Property and equipment, net of accumulated depreciation	723,151	920,185
Property and liability reinsurance receivable	50,184	735,262
Other assets	408,483	481,618

Total assets	$275,721,926	279,106,521

Liabilities and Shareholder’s Equity
Future policy benefit reserves for life and health policies	$198,615,087	196,422,822
Policy and contract claims – life and health	3,419,722	3,968,090
Policy and contract claims – property and casualty	425,697	744,150
Unearned and advance premiums	928,647	888,877
Other policyholder funds	376,499	589,721

Total policy liabilities	203,765,652	202,613,660
Due to affiliate	1,317,739	1,197,739
Accrued expenses and other liabilities	4,028,432	5,582,431

Total liabilities	209,111,823	209,393,830

Shareholder’s equity:
Common stock, $100 par value. Authorized 10,000 shares, issued and outstanding	1,000,000	1,000,000
Paid-in capital	59,000,000	59,000,000
Retained earnings	600,681	754,484
Accumulated other comprehensive income, net of taxes	6,009,422	8,958,207

Total shareholder’s equity	66,610,103	69,712,691

Total liabilities and shareholder’s equity	$275,721,926	279,106,521

See accompanying notes to consolidated financial statements.

SECURITY PLAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2003, 2002, and 2001

	2003	2002	2001
Revenues:
Life and health premium	$36,275,433	36,588,573	37,093,851
Property and casualty premium	4,274,033	4,008,129	4,137,572

Total earned premium	40,549,466	40,596,702	41,231,423
Net investment income	13,172,840	13,982,956	15,463,077
Net realized investment gains (losses)	863,431	2,253,671	(2,516,194)
Other	4,261	13,213	100,075

Total revenues	54,589,998	56,846,542	54,278,381

Benefits and expenses:
Life and health policyholder benefits	17,419,910	17,541,225	17,238,464
Property and casualty insurance claims and benefits	1,881,098	2,259,226	1,940,671

Total policyholder benefits	19,301,008	19,800,451	19,179,135
Increase in future policy benefit reserves	2,192,265	2,607,078	4,033,035
Commissions	12,545,237	12,566,068	12,752,472
Capitalization of deferred policy acquisition costs	(4,034,617)	(4,211,905)	(5,617,536)
Amortization of deferred policy acquisition costs	1,310,958	654,480	4,173,371
Amortization of value of business acquired	1,407,327	1,650,959	930,395
Other operating expenses	9,894,546	10,328,067	11,266,922

Total benefits and expenses	42,616,724	43,395,198	46,717,794

Income before federal income tax expense	11,973,274	13,451,344	7,560,587
Federal income tax expense	4,127,077	4,696,860	5,781,645

Net income before extraordinary items	7,846,197	8,754,484	1,778,942
Fresh start valuation adjustments	—	—	30,749,865

Net income (loss)	$7,846,197	8,754,484	(28,970,923)

See accompanying notes to consolidated financial statements.

SECURITY PLAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

Consolidated Statements of Shareholder’s Equity and Comprehensive Income

Years ended December 31, 2003, 2002, and 2001

				Accumulated other	Total
			Retained	comprehensive	shareholder’s
	Common stock	Paid-in capital	earnings (deficit)	income (loss)	equity
Balance at December 31, 2000	$1,000,000	72,481,000	15,489,923	(2,244,086)	86,726,837
Net loss	—	—	(28,970,923)	—	(28,970,923)
Other comprehensive income	—	—	—	2,244,086	2,244,086

Total comprehensive income	—	—	(28,970,923)	2,244,086	(26,726,837)
Reclassification of retained deficit	—	(13,481,000)	13,481,000	—	—

Balance at December 31, 2001	1,000,000	59,000,000	—	—	60,000,000
Net income	—	—	8,754,484	—	8,754,484
Other comprehensive income	—	—	—	8,958,207	8,958,207

Total comprehensive income	—	—	8,754,484	8,958,207	17,712,691
Cash dividends to shareholder			(8,000,000)	—	(8,000,000)

Balance, December 31, 2002	1,000,000	59,000,000	754,484	8,958,207	69,712,691
Net income	—	—	7,846,197	—	7,846,197
Other comprehensive loss	—	—	—	(2,948,785)	(2,948,785)

Total comprehensive (loss) income	—	—	7,846,197	(2,948,785)	4,897,412
Cash dividends to shareholder	—	—	(8,000,000)	—	(8,000,000)

Balance, December 31, 2003	$1,000,000	59,000,000	600,681	6,009,422	66,610,103

See accompanying notes to consolidated financial statements.

SECURITY PLAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2003, 2002, and 2001

	2003	2002	2001
Operating activities:
Net income (loss)	$7,846,197	8,754,484	(28,970,923)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Fresh start valuation adjustments	—	—	30,749,865
Increase in future policy benefit reserves	2,192,265	2,607,078	4,033,035
Deferral of policy acquisition costs	(4,034,617)	(4,211,905)	(5,617,536)
Amortization of policy acquisition costs and value of business acquired	2,718,285	2,305,439	5,103,766
Realized (gains) losses on sale of investments, net	(863,431)	(2,253,671)	2,516,194
Provision for deferred income taxes	3,100,000	3,025,000	2,900,000
Depreciation and amortization of premises and equipment	303,128	278,623	371,950
Accretion of fixed-maturity investments	(763,461)	(651,401)	(552,675)
(Increase) decrease in other assets	274,542	(788,531)	376,795
Increase (decrease) in accrued expenses and other liabilities	(2,474,272)	717,811	3,090,364

Net cash provided by operations	8,298,636	9,782,927	14,000,835

Investing activities:
Proceeds from maturity of available-for-sale securities	26,500,141	12,006,526	6,968,818
Proceeds from sale of available-for-sale securities	55,186,519	146,809,301	103,985,157
Cost of securities available-for-sale acquired	(87,264,604)	(149,953,765)	(126,971,034)
Proceeds from mortgage loan repayments	421,322	1,291,995	1,420,252
Increase in policy loans, net	(213,958)	(149,866)	(164,372)
Cost of premises and equipment acquired	(106,094)	(84,409)	(205,916)
Other, net	—	(18,003)	(1,932)

Net cash (used in) provided by investments	(5,476,674)	9,901,779	(14,969,027)

Financing activities:
Cash dividends paid	(8,000,000)	(8,000,000)	—

Net cash used in financing activities	(8,000,000)	(8,000,000)	—

Net (decrease) increase in cash	(5,178,038)	11,684,706	(968,192)
Cash, beginning of year	17,896,353	6,211,647	7,179,839

Cash, end of year	$12,718,315	17,896,353	6,211,647

See accompanying notes to consolidated financial statements.

(1)	Nature of Operations

Security Plan Life Insurance Company (the Company, Security or Security Plan) is a Louisiana domiciled life and health insurance company, with licenses to operate in Louisiana and Mississippi. The Company (formerly Security Industrial Insurance Company) principally writes individual life insurance products through its home service marketing distribution system. The Company sells its products almost exclusively in Louisiana through a field force of approximately 350 captive agents and 85 managers. Security’s life insurance products provide a means for policyholders to pay for final expenses, primarily consisting of funeral and cemetery costs. Less than two percent of the Company’s total earned premium represents small coverage cancer, hospitalization, or accident health policies.

The Company owns 100% of the common stock of Security Plan Fire Insurance Company (the Fire Company), a Louisiana domiciled property and casualty insurance company licensed to operate in Louisiana. The Fire Company writes low value dwelling (fire) and contents coverages on residences that may not qualify for the minimum coverages required under homeowner policies. The Fire Company writes no commercial lines, workers’ compensation, liability, multiple peril, or automobile coverages.

Additionally, the Company owns 100% of the common stock of Security Plan Agency, Inc. (Security Agency). Security Agency was established for the purpose of selling certain insurance products of an unaffiliated company; however, the entity has had no activity since its formation in 2002.

Security Plan Life Insurance Company and Security Plan Fire Insurance Company were formed by The Loewen Group Inc. in 1995 for the purpose of acquiring the assets and insurance businesses of Security Industrial Insurance Company and Security Industrial Fire Insurance Company. The acquisition was completed in 1996. Security is a wholly-owned subsidiary of Mayflower National Life Insurance Company (Mayflower), which is, in turn, a subsidiary of Alderwoods Group, Inc. Alderwoods Group, Inc. succeeded to substantially all of the assets and operations of The Loewen Group Inc. (“Loewen Group” or “Predecessor”) on January 2, 2002, when it emerged from reorganization.

(2)	Basis of Presentation and Significant Estimates

(a)	Basis of Presentation and Significant Estimates

The Consolidated Financial Statements included herein have been prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Security Plan Life Insurance Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ significantly from those estimates. Although some variability is inherent in these estimates, the recorded amounts reflect management’s best estimates based on facts and circumstances as of the balance sheet date. Management believes the recorded amounts are appropriate.

Due to the length of life insurance contracts and the risks involved, the process of estimating future benefits under life insurance contracts is inherently uncertain. Reserves for future benefits under life insurance contracts are estimated using a variety of factors including, but not limited to, expected mortality, interest and withdrawal rates. Actual mortality, interest and withdrawal rates are likely to differ from expected rates. Accordingly, the timing and amount of actual cash flows for any given period may differ materially from the timing and amount of expected cash flows.

The process of estimating and establishing reserves for losses and loss adjustment expenses for property and casualty insurance is inherently uncertain and the actual ultimate net cost of a claim may vary materially from the estimated amount reserved. Management considers a variety of factors, including, but not limited to, past claims experience, current claim trends and relevant legal, economic and social conditions, in estimating reserves. A change in any one or more factors is likely to result in the ultimate net claims cost to differ from the estimated reserve. Such changes in estimates may be material.

The process of determining whether or not an asset is impaired or recoverable relies on projections of future cash flows, operating results, and market conditions. Projections are inherently uncertain and, accordingly, actual future cash flows may differ materially from projected cash flows. As a result, the Company’s assessment of the impairment of long-lived assets or the recoverability of assets such as deferred policy acquisition costs and value of business acquired is susceptible to the risk inherent in making such projections.

(b)	Predecessor’s Emergence from Reorganization Proceedings

On June 1, 1999, the Predecessor filed a petition for creditor protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. Concurrent with the Chapter 11 filing, the Predecessor voluntarily filed an application for creditor protection under the Companies’ Creditors Arrangement Act with the Ontario Superior Court of Justice, Toronto, Ontario, Canada.

On December 5, 2001 and December 7, 2001, the U.S. Bankruptcy Court and the Canadian Bankruptcy Court, respectively, confirmed the Fourth Amended and Restated Joint Plan of Reorganization, as modified (the “Plan”), of the Predecessor and its subsidiaries under creditor protection. The Plan became effective on January 2, 2002 (the “Effective Date”), clearing the way for the Predecessor to emerge as Alderwoods Group, Inc. (Alderwoods). For accounting and reporting purposes, the Effective Date was reflected as of December 31, 2001, because accounting principles generally accepted in the United States require that the financial statements reflect fresh start reporting as of the confirmation date or as of a later date, that is not subsequent to the Effective Date, when all material conditions precedent to the Plan becoming binding are resolved.

Due to the application of pushdown accounting and fresh start reporting at December 31, 2001, resulting from confirmation and implementation of the Plan, the consolidated financial statements of Security Plan issued subsequent to the Plan implementation are not comparable with the consolidated financial statements issued by Security Plan prior to the application of “pushdown” accounting.

(c)	Fresh Start Reporting and Application of Pushdown Accounting

At December 31, 2001, Alderwoods adopted fresh start reporting in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the

Bankruptcy Code (SOP 90-7), which in turn required the application at the date of Plan implementation of purchase accounting principles, as prescribed by Statement of Financial Accounting Standards No. 141, Business Combinations (FAS No. 141), which superceded Accounting Principles Board Opinion (“APB”) No. 16, “Business Combinations.”

Management has concluded that it is appropriate to apply the pushdown basis of accounting in the separate consolidated financial statements of Security Plan. In applying pushdown accounting, that portion of the Alderwoods’ reorganization value attributable to Security Plan was allocated to its assets and liabilities based on their fair values, creating a new basis of accounting.

In accordance with the principles of purchase accounting, as prescribed by FAS No. 141 and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (FAS No. 142). FAS No. 142, the reorganization value attributable to Security Plan was allocated to the Company’s indentifiable tangible and intangible assets and liabilities based on their fair values, with any residual recorded as goodwill. As a result of “pushing down” the application of fresh start reporting, significant adjustments were made to the Company’s historical assets and liabilities, as the fair values varied significantly from recorded amounts of Security Plan immediately prior to the date of Plan adoption at December 31, 2001.

The following methods and assumptions were used to estimate the fair value of significant assets and liabilities at December 31, 2001:

Investments in fixed maturities – Investments in fixed maturities were stated at fair value based on quoted market prices as of December 31, 2001.

Policy loans, mortgage loans, cash, accrued investment income, receivables, other assets, contract claims payable, unearned advance premiums, other policy liabilities, accrued expenses and accounts payable and other liabilities – The carrying amounts, which reflected provisions for uncollectible amounts of $200,000, approximated fair value because of the short term to maturity of these current assets and liabilities.

Value of business acquired intangible – The value of business acquired intangible asset was actuarially determined based on the present value of estimated net cash flows considered appropriate at December 31, 2001. Such amount was reduced by negative goodwill generated from the reduction in the valuation allowance on the deferred tax assets.

Future policy benefit reserves – Insurance policy liabilities were computed using the net level premium method based on the estimated investment yield of the re-based portfolio of fixed-maturity investments as of the fresh start reporting date, along with assumptions for withdrawals, mortality and other assumptions that were appropriate as of December 31, 2001.

Subsequent to December 31, 2001, the Company’s financial statements have been prepared as if it is a new reporting entity. A black line has been placed to separate post-reorganization operating results from pre-reorganization operating results since they are not compared on a comparable basis.

The following schedule illustrates the application or push-down accounting and fresh start reporting at December 31, 2001. The schedule details the carrying value of Security Plan’s accounts just prior to the application of push-down accounting, as well as the effects of fresh start reporting adjustments as of December 31, 2001.

	Pre-emergencies	Fresh start	New basis
	carrying	reporting	fresh start
	value	adjustments	balances
Assets:
Investments:
Fixed maturities – available-for-sale	$216,021,286	$—	$216,021,286
Policy loans	3,223,144	—	3,223,144
Affiliate mortgage loan on real estate	5,250,606	—	5,250,606
Unaffiliated mortgage loans on real estate	520,850	—	520,850

Total investments	225,015,886	—	225,015,886
Cash	6,211,647	—	6,211,647
Deferred income taxes, net	—	11,150,000	11,150,000
Deferred policy acquisition costs	20,733,832	(20,733,832)	—
Value of business acquired, net	9,082,946	9,348,596	18,431,542
Receivables and other assets	5,259,866	—	5,259,866

Total assets	$266,304,177	(235,236)	266,068,941

Liabilities:
Future policy benefit reserves	$157,066,906	36,748,838	193,815,744
Other policyholder liabilities	5,007,524	—	5,007,524

Total policy liabilities	162,074,430	36,748,838	198,823,268
Due to Affiliate	1,077,739	—	1,077,739
Deferred income taxes	5,850,000	(5,850,000)	—
Accrued expenses and other liabilities	6,552,143	(384,209)	6,167,934

Total liabilities	175,554,312	30,514,629	206,068,941

Total shareholder’s equity	90,749,865	(30,749,865)	60,000,000

Total liabilities and shareholder’s equity	$266,304,177	(235,236)	266,068,941

(3)	Summary of Significant Accounting Policies

The significant accounting policies followed by the Company that materially affect financial reporting are summarized below.

(a)	Investments

The Company classifies all of its fixed-maturity investments, which include bonds and notes, as available-for-sale. Investments classified as available-for-sale are carried at fair value with unrealized gains and losses, net of deferred taxes, reflected directly in accumulated other comprehensive income. Policy loans are carried at unpaid principal balances. Mortgage loans on real estate are carried at the unpaid principal balance less valuation allowances. The valuation allowance for mortgage loans on real estate is maintained at a level believed adequate by the Company to absorb its best estimate of probable credit losses inherent in the portfolio at the balance sheet date.

Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Changes in the Company’s mortgage loan valuation allowance and recognition of impairment losses for other-than-temporary declines in the fair values of applicable investments are included in realized gains and losses on investments.

Management regularly reviews its fixed maturity portfolio to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. A number of criteria are considered during this process including, but not limited to, the current fair value as compared to the amortized cost of the security, the length of time the security’s fair value has been below amortized cost, and by how much, and specific credit issues related to the issuer, and current economic conditions. If a decline in the fair value of an investment is deemed other-than-temporary, such impairment is treated as a realized loss and the investment’s cost basis is permanently reduced in the period in which the decline was determined to be other-than-temporary. Investment income on other-than-temporarily impaired investments, which are past due, is not recorded until received.

(b)	Cash

Cash consists of balances on hand and on deposit in banks and financial institutions. Overdrafts arising from the overnight investment of funds offset cash balances on hand and on deposit.

(c)	Determination of Fair Values of Financial Instruments

The fair values of investments in fixed maturities are estimated using quoted market prices, where available. For securities not actively traded, fair values were estimated using values obtained from independent pricing services or broker dealers. The carrying amounts reported in the consolidated balance sheets approximate fair value for policy loans, mortgage loans, cash and certain other assets and other liabilities because of their short-term nature.

The actual value at which such financial instruments could actually be sold or settled with a willing buyer or seller may differ from such estimated fair values depending on a number of factors including, but not limited to, current and future economic conditions, the quantity sold or settled, the presence of an active market and the availability of a willing buyer or seller.

(d)	Recognition of Earned Premiums and Insurance Profits

Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of whole life and limited-payment life insurance. Premiums for traditional life insurance products are recognized as revenue when due from the policyholder. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the insurance contract. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

Property and casualty insurance and health insurance premiums are recognized and earned ratably over the periods to which the premiums relate. Insurance claims and benefits include provisions for reported claims, estimates for claims incurred but not reported and loss adjustment expenses.

(e)	Deferred Policy Acquisition Costs

Costs directly associated with the acquisition of new business, principally commissions and certain expenses of the policy issue and underwriting department and certain variable sales expenses that relate to and vary with the production of new business, are deferred.

Costs deferred on traditional life insurance products are primarily amortized over the anticipated premium-paying period of the related policies in proportion to the ratio of the annual premiums to the total premiums anticipated, which is estimated using the same assumptions used for computing liabilities for future policy benefits at issuance. Costs deferred on property and casualty insurance products and health insurance products are amortized over the term of the related policies.

Deferred policy acquisition costs are subject to periodic recoverability and loss recognition testing. These tests ensure that the present value of future contract-related cash flows will support the capitalized deferred policy acquisition costs asset. These cash flows consist primarily of premium income, less benefits and expenses taking inflation into account. The present value of these cash flows, less the benefit reserve, is then compared with the unamortized deferred acquisition cost balance. In the event the estimated present value of net cash flows is less, this deficiency would be charged to expense as a component of amortization and the asset balance is reduced by a like amount. Different assumptions with regard to deferred acquisition costs could produce materially different amounts of amortization.

(f)	Value of Business Acquired

As a result of the Predecessor’s emergence from reorganization proceedings (see note 2(b) and (c)) and the application of fresh start reporting, the Company recorded an intangible asset for the value of business acquired (VOBA). VOBA reflects the estimated fair value of the business in-force at the date of applying fresh start reporting and represents the portion of the reorganization value that is allocated to the value of the right to receive future cash flows from the life insurance contracts existing as of December 31, 2001. The actual experience on business acquired may vary from projections due to differences in renewal premiums, investment spreads, investment gains or losses, mortality and morbidity costs, or other factors.

Each year the recoverability of VOBA is also evaluated and if the evaluation indicates that the existing insurance liabilities together with the present value of future net cash flows from the blocks of business acquired is insufficient to recover VOBA, the difference, if any, is charged to expense as accelerated amortization of VOBA.

(g)	Future Policy Benefit Reserves for Life and Health Policies

The liability for future policy benefits for its traditional life and health products is provided on the net level premium method based on estimated investment yields, mortality, morbidity, persistency and other assumptions which were considered appropriate at the time the policies were issued. These assumptions, which are based on the Company’s previous experience with similar products, vary by such characteristics as plan, age at issue and policy duration. Once established, assumptions are generally not changed. An additional provision is made to allow for possible adverse deviation from the assumptions assumed. These estimates are periodically reviewed and compared with actual experience.

(h)	Policy and Contract Claims – Life and Health

The Company establishes a liability for known policy benefits payable and an estimate of claims that have been incurred but not yet reported to the Company. The estimate of unreported claims is based on prior experience. The Company makes an estimate after careful evaluation of all information available. However, there is no certainty that the stated liability for life and health claims and other benefits, including the estimate of unsubmitted claims, will be the Company’s ultimate obligation.

(i)	Policy and Contract Claims – Property and Casualty

Reserves for losses and loss adjustment expenses on property and casualty coverage represent the estimated claim cost and loss adjustment expense necessary to cover the ultimate net cost of investigating and settling all losses incurred and unpaid. Such estimates are based on individual case estimates for reported claims and estimates for incurred but not reported losses. Although considerable variability is inherent in such estimates, management believes that the liability for unpaid claims is adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known, with any change in the probable ultimate liabilities being reflected in the consolidated statement of operations in the period of change.

(j)	Income Taxes

The Company utilizes the assets and liability method of accounting for income tax. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is determined that it is more likely than not the deferred tax asset will not be fully realized.

The Company provides for federal income taxes based on amounts the Company believes it will ultimately owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain items and the realization of certain tax credits. In the event the ultimate deductibility of certain expenses or the realization of certain tax credits differ from estimates, the Company may be required to significantly change the provision for federal income taxes recorded in the consolidated financial statements.

Beginning in 1999, Security Plan Life Insurance Company has filed a consolidated Federal income tax return with its parent, Mayflower. The method of allocation of income taxes between the companies is subject to a written inter-company tax sharing agreement. Income taxes are allocated in proportion to each company’s separate computation of taxable income. The agreement further requires that each company pay and deposit its individual share of the consolidated income tax liability directly with the Internal Revenue Service. Intercompany tax balances between Security Plan and Mayflower are settled annually within 45 days of filing the consolidated tax return. The Company’s property and casualty insurance subsidiary and its non-life subsidiary each file separate federal tax returns.

(k)	Premises and Equipment

Property and equipment is reported at cost less allowances for depreciation. Depreciation is recorded primarily on the straight line method over the estimated useful lives of these assets. Ordinary maintenance and repairs are charged to income as incurred. Impairments, if any, are accounted for in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets.

(l)	Reinsurance

As a property writer in Louisiana, the Company’s property and casualty subsidiary is susceptible to aggregate losses in the event of a major hurricane. This exposure has been reduced to a modest level on a net retained basis through an extensive reinsurance program that insulates its surplus and earnings from severe catastrophic events by protecting the Company against losses over stipulated amounts arising from any one occurrence or event. These reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risks with reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

Based on the Company’s most recent catastrophe risk analysis, the gross probable maximum loss (PML) on a 100-year storm is approximately $4.7 million, with a net PML of $250,000 based on the deductible. The Company’s catastrophe reinsurance program provides coverage for a 250-year storm, with a gross PML of approximately $7.1 million and a net loss of $255,000.

In the normal course of business, the Company’s insurance subsidiaries reinsure certain risks above certain retention levels with other insurance enterprises. Amounts recoverable from reinsurers for benefits and losses for which the Company’s insurance subsidiaries have not been relieved of their legal obligations to the policyholder are included in property and liability reinsurance receivable.

(m)	Adoption of New Accounting Standards

Effective December 31, 2003, the Company adopted the disclosure requirements of Emerging Issues Task Force (“EITF”) Issue No. 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. Under the consensus, disclosures are required for unrealized losses on fixed maturity and equity securities accounted for under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, that are classified as either available-for-sale or held-to-maturity. The disclosure requirements include qualitative information regarding the aggregate amount of unrealized losses and the associated fair value of the investments in an unrealized loss position, segregated into time periods for which the investments have been in an unrealized loss position. The consensus also requires certain qualitative disclosures about the unrealized holdings in order to provide additional information that the Company considered in concluding that the unrealized losses were not other-than-temporary. See disclosures in Note 5.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective for instruments entered into or modified after May 31, 2003 and for all other instruments beginning with the first interim reporting period beginning after June 15, 2003. SFAS No. 150 was deferred until fiscal period beginning after December 15, 2004. Adoption of this Statement is not expected to have a significant effect on the Company’s consolidated financial condition or results of operations.

In April 2003, the FASB issued guidance in Statement 133 Implementation Issue No. B36, Embedded Derivatives: Modified Coinsurance Arrangements and Debit Instruments That Incorporate Credit Risk Exposures That are Unrelated or Only Partially Related to the Creditworthiness of the Obligor of Those Instruments, (DIG B36) that addresses the instances in which bifurcation of an instrument into a debt host contract and an embedded derivative is required. The adoption of DIG B36 had no effect on the Company’s consolidated financial condition or results of operations.

In April 2003, the FASB issued SFAS No. 149, Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities. The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The adoption of SFAS No. 149 had no effect on the Company’s consolidated financial condition or results of operations.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN 46), which requires an enterprise to assess whether consolidation of an entity is appropriate based upon its interests in a variable interest entity (“VIE”). The adoption of FIN 46 had no impact on the Company’s consolidated financial condition or results of operations as there were no material VIEs identified which required consolidation.

In December 2003, the FASB issued a revised version of FIN 46 (FIN 46R), which incorporates a number of modifications and changes made to the original version. The adoption of FIN 46R had no effect on the Company’s consolidated financial condition or results of operations.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 requires certain guarantees to be recorded at fair value and also requires a guarantor to make new disclosures, even when the likelihood of making payments under the guarantee is remote. Adoption of FIN 45 had no effect on the Company’s consolidated financial condition or results of operations.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Action (including Certain Costs Incurred in a Restructuring) (Issue 94-3). The principal difference between SFAS No. 146 and Issue 94-3 is that SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, rather than at the date of an entity’s commitment to an exit plan. Adoption of this statement had no effect on the Company’s consolidated financial condition or results of operations.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Adoption of the provisions of SFAS No. 145 had no effect on the Company’s consolidated financial condition or results of operations.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 establishes an accounting model for long-lived assets to be disposed of by sale that applies to all long-lived assets, including discontinued operations. SFAS No. 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. Adoption of SFAS No. 144 had no impact on the Company’s consolidated financial condition or results of operations.

On January 1, 2003, the Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations. The initial application of SFAS No. 143 did not have an impact on the Company’s consolidated financial statements.

In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, amortization of goodwill is precluded, however, its recoverability must be periodically (at least annually) reviewed and tested for impairment. Goodwill must be tested at the reporting unit level for impairment in the year of adoption, including an initial test performed within six months of adoption. If the initial test indicates a potential impairment, then a more detailed analysis to determine the extent of impairment must be completed within twelve months of adoption. Adoption of the provisions of SFAS No. 142 had no effect on the Company’s consolidated financial condition or results of operations.

In June 2001, the FASB issued SFAS No. 141, Business Combinations. SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations, requiring all business combinations to be accounted for under the purchase method. Accordingly, net assets acquired are recorded at fair value with any excess of cost over net assets assigned to goodwill. SFAS No. 141 also requires that certain intangible assets acquired in a business combination be recognized apart from goodwill. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. Adoption of SFAS No. 141 had no effect on the Company’s consolidated financial condition or results of operations.

Effective April 1, 2001, the Company adopted EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets. Adoption of EITF Issue No. 99-20 had no impact on the Company’s consolidated financial condition or results of operations.

Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS Nos. 137 and 138. The standard requires, among other things, that all derivatives be carried on the balance sheet at fair value. Adoption of the provisions of SFAS No. 133 had no effect on the Company’s consolidated financial condition or results of operations.

(n)	Future Adoption of New Accounting Standards

In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AcSEC) issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities, (SOP 03-3). SOP 03-3 addresses the accounting for differences between contractual and expected cash flows to be collected from an investment in loans or fixed maturity securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 limits the yield that may be accreted to the excess of the estimated undiscounted expected principal, interest and other cash flows over the initial investment in the loans or the fixed maturity securities. SOP 03-3 also requires that the excess of contractual cash flows over cash flows expected to be collected not be recognized as an adjustment of yield, loss accrual or valuation allowance. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. Adoption of this statement is expected to have no significant effect on the Company’s consolidated financial condition or results of operations.

In July 2003, AcSEC issued a final Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. SOP 03-1 addresses a wide variety of topics, including recognizing expenses for a variety of contracts and contract features, including guaranteed minimum death benefits, certain death benefits on universal-life type contracts and annuitization options, on an accrual basis versus the previous method of recognition upon payment. The SOP is effective for financial statements for fiscal years beginning after December 15, 2003. The initial application of SOP 03-1 on January 1, 2004, had no impact on the Company’s consolidated financial statements.

(4)	Statutory Accounting

Security Plan and its insurance subsidiary are required to file statutory financial statements with Louisiana insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from GAAP. Consolidated net income and shareholder’s equity on a statutory basis for its insurance entities were as follows:

	Insurance Companies
	Net Income	Shareholder’s
	Year Ended	Equity at
	December 31	December 31
2003	$7,293,807	36,706,926
2002	7,526,461	36,460,002
2001	2,693,333	35,543,483

The excess of shareholder’s equity of the insurance companies on a GAAP basis over that determined on a statutory basis is not available for distribution to its parent without regulatory approval. Generally, the net assets of insurance companies available for transfer are limited to the lesser of the subsidiary net gain from operations during the preceding year or 10% of the subsidiary net statutory surplus as of the end of the preceding year as determined in accordance with accounting practices prescribed or permitted by insurance regulatory authorities. Security Plan Life obtained approval and paid extraordinary dividends to Mayflower of $8 million in 2003 and 2002. Security Life paid no dividends in 2001.

Each insurance company’s state of domicile imposes minimum capital requirements that were developed by the National Association of Insurance Commissioners (NAIC). The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of total adjusted capital, as defined by the NAIC, to authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. The Company and its insurance subsidiary exceeded the minimum risk-based capital requirements for all periods presented herein.

(5)	Investments

The amortized cost, gross unrealized gains, gross unrealized losses, and fair value of fixed maturity securities available-for-sale as of December 31, 2003 and 2002 were:

	Amortized	Gross unrealized	Gross unrealized	Fair
	cost	gains	losses	value
December 31, 2003:
U.S. Treasury securities and federal agency obligations	$17,040,379	1,311,230	(15,402)	18,336,207
Obligations of states and political subdivisions	13,666,998	590,950	(167,645)	14,090,303
Corporate – unaffiliated	113,813,378	6,317,733	(645,410)	119,485,701
Mortgage-backed securities	32,750,231	705,223	(34,290)	33,421,164
Collateralized mortgage obligations	30,763,200	621,325	(231,904)	31,152,621
Asset-backed securities	9,252,950	793,453	—	10,046,403

	$217,287,136	10,339,914	(1,094,651)	226,532,399

		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value
December 31, 2002:
U.S. Treasury securities and federal agency obligations	$25,753,794	2,786,132	—	28,539,926
Obligations of states and political subdivisions	12,517,399	800,243	(1,975)	13,315,667
Corporate – unaffiliated	92,718,205	6,428,115	(3,002)	99,143,318
Corporate – affiliated	2,000,000	—	(180,000)	1,820,000
Mortgage-backed securities	29,546,381	1,296,630	—	30,843,011
Collateralized mortgage obligations	38,257,460	1,857,327	—	40,114,787
Asset-backed securities	9,289,060	798,386	—	10,087,446

	$210,082,299	13,966,833	(184,977)	223,864,155

At December 31, 2002, the Company held marketable, publicly-traded bonds of an affiliate with a fair value of $1,820,000 and an amortized cost of $2,000,000. The bonds were called at par in 2003.

The amortized cost and fair value of fixed maturity securities available-for-sale at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	cost	value
Due in one year or less	$1,446,591	1,498,144
Due after one year through five years	41,331,044	43,169,594
Due after five years through ten years	41,355,326	44,056,154
Due after ten years	60,387,794	63,188,319

Subtotal	144,520,755	151,912,211
Mortgage-backed securities	32,750,231	33,421,164
Collateralized mortgage obligations	30,763,200	31,152,621
Asset-backed securities	9,252,950	10,046,403

	$217,287,136	226,532,399

Security Plan’s portfolio of fixed maturity securities fluctuates in value based on interest rates in financial markets and other economic factors. These fluctuations caused by market rate changes generally have little bearing on whether or not the investment will be ultimately recoverable.

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003, were as follows:

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	value	losses	value	losses	value	losses
Fixed maturities available-for-sale:
U.S. Treasury securities and federal agency obligations	$265,191	15,402	—	—	265,191	15,402
Obligations of states and political subdivisions	1,609,072	167,645	—	—	1,609,072	167,645
Corporate — unaffiliated	26,269,340	597,637	1,946,876	47,773	28,216,216	645,410
Mortgage-backed securities	5,870,971	34,290	—	—	5,870,971	34,290
Collateralized mortgage obligations	17,762,771	231,904	—	—	17,762,771	231,904
Asset-backed securities	—	—	—	—	—	—

	$51,777,345	1,046,878	1,946,876	47,773	53,724,221	1,094,651

The unrealized losses on the above fixed maturity investments were caused primarily by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the intent and ability to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

Gross realized investment gains and losses for the years ended December 31, 2003, 2002, and 2001 are summarized as follows:

	2003	2002	2001
Fixed maturity available-for-sale:
securities:
Gross gains	$1,567,081	3,848,936	3,571,814
Gross losses	(703,650)	(1,577,265)	(4,738,008)
Real estate	—	(18,000)	(1,350,000)

Net realized investment gains	$863,431	2,253,671	(2,516,194)

Included in net realized losses in 2001 are impairment write downs of $1,350,000. During 2003, 2002, and 2001, proceeds from sales of fixed maturity available-for-sale securities were $55,186,519, $146,809,301, and $103,985,157, respectively.

Major categories of net investment income for the years ended December 31, 2003, 2002, and 2001 are summarized as follows:

	2003	2002	2001
Fixed maturity available-for-sale securities	$12,992,871	13,710,182	14,934,412
Mortgage loans	450,347	483,692	599,502
Policy loans	32,766	70,248	44,783
Cash and short-term investments	47,384	67,793	182,337

Total investment income	13,523,368	14,331,915	15,761,034
Investment expenses	(350,528)	(348,959)	(297,957)

Net investment income	$13,172,840	13,982,956	15,463,077

At December 31, 2003 and 2002, investments with fair values of $372,119 and $391,876, respectively, were on deposit with the Louisiana Department of Insurance to satisfy regulatory requirements.

At December 31, 2003 and 2002, the Company held a real estate mortgage loan from an affiliate with an outstanding loan balance of $3,979,128 and $4,286,308, respectively. The mortgage loan is secured by funeral home real estate in the Greater New Orleans area. Interest income earned on this loan was approximately $410,000, $464,000, and $569,000 in 2003, 2002, and 2001, respectively.

(6)	Property and Equipment

A summary of property and equipment used in the business is as follows:

	December 31, 2003		December 31, 2002
		Accumulated		Accumulated
	Cost	depreciation	Cost	depreciation
Company occupied real estate	$684,708	338,279	684,708	281,350
Leasehold improvements	146,784	146,784	146,784	111,467
Land	129,900	—	151,900	—
Data processing equipment	455,007	312,201	364,596	165,734
Furniture and office equipment	357,824	285,187	354,345	226,622
Cost of software	102,276	70,897	68,072	65,047

	$1,876,499	1,153,348	1,770,405	850,220

Depreciation expense on property and equipment used in the business was $303,128, $278,623, and $371,950 in 2003, 2002, and 2001, respectively.

(7)	Deferred Policy Acquisition Costs

The following table provides an analysis of deferred policy acquisition costs for 2003, 2002, and 2001:

	2003	2002	2001
Deferred policy acquisition costs at beginning of year	$3,557,425	—	19,289,667

Additions:
Commissions	3,114,603	3,228,595	4,815,192
Other expenses	920,014	983,310	802,344

Total additions	4,034,617	4,211,905	5,617,536

Deductions:
Amortized during period	(1,310,958)	(654,480)	(4,173,371)
Fresh start valuation adjustments	—	—	(20,733,832)

Total deductions	(1,310,958)	(654,480)	(24,907,203)

Deferred policy acquisition costs at end of year	$6,281,084	3,557,425	—

(8)	Value of Business Acquired

The following table provides an analysis of value of business acquired for 2003, 2002, and 2001:

	2003	2002	2001
Value of business acquired at beginning of year:	$15,580,583	18,431,542	10,013,341

Deductions:
Amortized during period	(1,407,327)	(1,650,959)	(930,395)
Adjustment attributable to tax benefit realized from the utilization of capital loss carryforwards with 100% valuation allowance established in adoption of fresh start	(450,000)	(1,200,000)	—

Total deductions	(1,857,327)	(2,850,959)	(930,395)
Additions:
Fresh Start reporting adjustments	—	—	9,348,596

Value of business acquired at end of year	$13,723,256	15,580,583	18,431,542

The estimated amortization for the years ending December 31, 2004, 2005, 2006, 2007, 2008 and thereafter are approximately $1,300,000, $1,200,000, $1,100,000, $1,000,000, $900,000 and $8,223,256, respectively.

(9)	Future Policy Benefit Reserves

The following table provides a reconciliation of the beginning and ending aggregate reserve balances for 2003 and 2002:

	2003	2002
Future policy benefit reserves at beginning of year	$196,422,822	193,815,744
Increase in future policy benefit reserves for life and health policies	2,192,265	2,607,078

Future policy benefit reserves at end of year	$198,615,087	196,422,822

A summary of the assumptions used in determining the liability for future policy benefit reserves at December 31, 2003, 2002 and 2001 is as follows:

Interest assumptions – The interest rates assumed in determining the liability for future policy benefit reserves are as follows: 2003, 4.25%; 2002, 4.75%; and 2001 and prior, 5.50%.

Mortality assumptions – The mortality tables used are multiples of the 1975-80 CSO Table, depending on product type and age at issue.

Lapses and withdrawal assumptions – Lapse and withdrawal assumptions are based on Security Plan’s experience, depending on product type and age at issue.

Included in the Company’s December 31, 2001 future policy benefit reserves liability is a $1,500,000 special provision for the estimated impact of increasing the face amount of insurance under a settlement agreement (see note 14). During 2002, the special reserve provision was reduced to $1,000,000 based upon additional information. In May 2003, the Company endorsed certain policies with an adjusted insurance amount as required by the settlement agreement.

(10)	Property and Casualty Insurance Reserves

Activity in the liability for property and casualty policy and contract claims, including loss adjustment expenses reflected in other operating expenses in the statement of operations, during the years ended December 31, 2003, 2002, and 2001 is summarized as follows:

	2003	2002	2001
Property and casualty policy and contract claims liability, gross of reinsurance - beginning of year	$744,150	426,177	306,102
Less: reinsurance recoverables	(314,340)	—	—

Net balance at beginning of year	429,810	426,177	306,102

Incurred related to:
Current year	2,274,210	2,456,828	2,204,900
Prior years favorable development	(242,132)	(3,147)	(121,773)

Total incurred	2,032,078	2,453,681	2,083,127

Paid related to:
Current year	(1,852,570)	(2,052,053)	(1,782,820)
Prior years	(183,621)	(397,995)	(180,232)

Total paid	(2,036,191)	(2,450,048)	(1,963,052)

Property and casualty policy and contract claims liability, net of reinsurance - end of year	425,697	429,810	426,177
Plus: reinsurance recoverables	—	314,340	—

Balance at end of year	$425,697	744,150	426,177

During 2003, 2002, and 2001, the Company experienced overall favorable development on unpaid claims liabilities established in prior years. In establishing its property and casualty reserves, the Company considers facts currently known, historical claims information, industry average loss data, and the present state of laws and coverage litigation. However, the process of establishing loss reserves is a complex and imprecise science that reflects significant judgmental factors. Management believes that the aggregate loss reserves for property and liability claims at December 31, 2003, are adequate to cover claims for losses that have occurred. Management can give no assurance that the ultimate claims incurred through December 31, 2003 will not vary from the above estimates, and such difference could be significant.

During 2002, the Company’s property and casualty subsidiary suffered net losses from Hurricane Lili, including a $200,000 deductible under its catastrophe reinsurance program and catastrophe reinsurance reinstatement premiums of $160,000. At December 31, 2003 and 2002, the Company had reinsurance receivables of $50,184 and $420,923, respectively, related to paid Hurricane Lili losses. Additionally, at December 31, 2002, the Company’s property and casualty policy and contract claims liability included $314,340 of unpaid Hurricane Lili losses subject to indemnification by its catastrophe reinsurers. The amounts of recoveries pertaining to reinsurance contracts that were deducted from losses incurred during 2003 and 2002 were $60,284 and $1,742,388, respectively.

(11)	Income Taxes

The tax effects of temporary differences that give rise to significant components of the net deferred tax asset as of December 31, 2003 and 2002 were as follows:

	2003	2002
Deferred tax assets:
Future policy benefit reserves	$5,385,442	6,243,197
Tax capitalization of policy acquisition costs	3,583,388	4,067,030
Tax capitalization of Section 197 insurance intangible	3,938,061	4,487,557
Capital loss carryforwards for tax purposes	1,786,383	2,082,579
Miscellaneous accruals and other	783,244	1,244,637

Gross deferred tax assets	15,476,518	18,125,000
Less valuation allowance	(1,800,000)	(2,100,000)

Net deferred tax assets	13,676,518	16,025,000

Deferred tax liabilities:
Deferred policy acquisition costs	2,198,379	1,245,099
Value of business acquired	4,803,139	5,453,204
Fixed maturity securities available-for-sale	3,235,842	4,823,650
Other	—	1,697

Gross deferred tax liabilities	10,237,360	11,523,650

Net deferred tax asset	$3,439,158	4,501,350

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Future taxable amounts or recovery of federal income tax paid within the statutory carryback period can offset nearly all future deductible amounts. During 2001 and 2000, the Company realized significant investment losses, creating capital loss carryforwards for tax purposes which are available to offset future capital gains, all of which expire at various dates through 2006. These capital losses were capitalized for tax purposes thus creating a deferred tax asset. All of the capital loss carryforwards are subject to limitations under Section 382 of the Internal Revenue Code. Because it was more likely than not that the deferred tax asset related to these capital loss carryforwards would not be realized, a valuation allowance of $3,225,000 was established in 2001. In 2002 and 2003, the Company realized capital gains which resulted in the utilization of a portion of the deferred tax asset related to capital loss carryforwards. The amount of the deferred tax asset utilized, as well as the related reduction in the corresponding valuation allowance, was $300,000 and $775,000 in 2003 and 2002, respectively. Additionally, in 2002, a portion of the capital loss carryforward expired, resulting in a write-off of $350,000 related deferred tax assets and a corresponding reduction in the valuation allowance. As of December 31, 2003 and 2002, management’s estimate of the deferred tax asset and corresponding valuation allowance relating to these capital loss carryforwards were $1,800,000 and $2,100,000, respectively.

The components of income tax expense for the years ended December 31, 2003, 2002, and 2001 were as follows:

	2003	2002	2001
Current tax expense	$1,027,077	1,671,860	2,881,645
Deferred tax expense	3,100,000	3,025,000	2,900,000

Federal income tax expense	$4,127,077	4,696,860	5,781,645

A reconciliation of income taxes calculated using the statutory federal income tax rate to the Company’s reported income tax expense for the years ended December 31, 2003, 2002, and 2001 is as follows:

	2003	2002	2001
Computed (expected) tax at statutory rate (35%)	$4,190,646	4,707,970	2,646,205
Provision to establish valuation allowance	—	—	3,225,000
Other	(63,569)	(11,110)	(89,560)

Income tax expense	$4,127,077	4,696,860	5,781,645

Beginning in 1999, Security Plan Life Insurance Company has filed a consolidated Federal income tax return with its parent, Mayflower National Life Insurance Company. The method of allocation of income taxes between the companies is subject to a written inter-company tax sharing agreement. Income taxes are allocated in proportion to each company’s separate computation of taxable income. The agreement further requires that each company pay and deposit its individual share of the consolidated income tax liability directly with the Internal Revenue Service. Intercompany tax balances between Security Life and Mayflower National are settled annually within 45 days of filing the consolidated tax return. The Company’s property and casualty insurance subsidiary and its non-life subsidiary each file separate federal tax returns.

In accordance with Federal tax law, a portion of insurance companies’ net income, prior to 1984, is not subject to Federal income taxes (within certain limitations) until it is distributed to policyholders, at which time it is taxed at regular corporate rates. For Federal income tax purposes, this untaxed income is accumulated in a memorandum account designated “policyholders’ surplus.” At December 31, 2003, the accumulated untaxed policyholders’ surplus for the Company was $9.8 million.

(12)	Supplemental Disclosures of Cash Flows Information

The following table summarizes certain amounts paid during the period:

	2003	2002	2001
Income taxes paid to IRS	$1,525,000	2,075,000	3,925,000
Income taxes received from IRS	95,797	9,841	2,137,334
Income taxes received from Parent	—	413,492	173,000

(13)	Other Comprehensive Income (Loss)

Other comprehensive income for the years ended December 31, 2003, 2002, and 2001 was comprised as follows:

	2003	2002	2001
Gross unrealized holding gains (losses) arising during the year from fixed maturities available-for-sale	$(3,673,162)	16,035,528	905,477
Income tax benefit (expense)	1,285,607	(5,612,435)	(316,917)

Unrealized holding gains (losses) arising during year	(2,387,555)	10,423,093	588,560

Reclassification adjustment for gross (gains) losses realized in net income from fixed maturities available-for-sale	(863,431)	(2,253,671)	2,516,194
Income tax expense (benefit)	302,201	788,785	(880,668)

Reclassification adjustment for (gains) losses realized in net income, net	(561,230)	(1,464,886)	1,635,526

Other comprehensive income (loss)	$(2,948,785)	8,958,207	2,224,086

(14)	Legal Contingencies

During 2000, ten lawsuits were filed against Security Plan Life Insurance Company, and various other unrelated insurance companies, asserting similar claims and seeking class action certification.

Except as described in this paragraph, the complaints in each of the lawsuits were almost identical. Plaintiffs alleged that the defendants sold life insurance products to plaintiffs and other African Americans without disclosing that the premiums paid would likely exceed the face value of the policies, and that plaintiffs paid higher premiums than Caucasian policyholders and received proportionately lower death benefits. The plaintiffs sought, among other things, injunctive relief, equitable relief, restitution, disgorgement, increased death benefits, premium refunds (in one case, with interest), costs and attorney fees. In several of the cases, Security Plan filed a motion to dismiss all claims for failure to state a cause of action and/or for summary judgment.

In December 2000, nine of the cases were transferred to the Judicial Panel on Multidistrict Litigation (the “MDL” Panel) for consolidation for administrative purposes, where they were assigned to Judge Martin L.C. Feldman as In re Industrial Life Insurance Litigation, MDL No. 1382.

In November 2001, the Company reached a settlement with attorneys for certain plaintiff groups and, on January 9, 2002, the Louisiana State Court gave final approval to a class-action settlement with respect to the claims in the ten lawsuits. The Louisiana State Court’s final approval determined such settlement to be fair, reasonable and adequate for the class, which was certified by such court for settlement purposes only. The settlement provided agreed-upon amounts of compensation to class members in exchange for a release of all pending and future claims they may have against the Company.

The Company’s consolidated fresh start balance sheet at December 31, 2001 included a $2,250,000 liability relating to the agreed-upon amounts of compensation and related costs with respect to these lawsuits. Additionally, the Company’s December 31, 2001 consolidated balance sheet included a $1,500,000 special provision within the future policy benefit reserves liability for the estimated impact of increasing the face amount of insurance under the settlement agreement. During 2002, the Company paid approximately $525,000 related to these lawsuits and reduced the accrual by approximately $425,000 at December 31, 2002 to $1,300,000 for the estimated remaining settlement costs. Additionally in 2002, the special reserve provision was reduced to $1,000,000 based upon additional information. In January 2003, approximately $1.1 million was paid out to cover settlement costs, excluding defense attorney fees. In May 2003, the Company endorsed certain policies with an adjusted insurance amount as required by the settlement agreement.

In addition, Security is a party to other legal proceedings in the ordinary course of its business, but does not expect the outcome of any such proceedings, individually or in the aggregate, to have a material adverse effect on the Company’s financial position, results of operations or liquidity.

(15)	Commitments and Contingencies

(a)	Leases

The Company leases office space under various noncancelable operating lease agreements that expire through 2009. The future annual payments for operating leases, primarily for district office premises, are as follows:

Amount
Year ending December 31
2004	$297,751
2005	245,382
2006	169,946
2007	127,952
2008	92,055
Thereafter	38,900

Rental expense for 2003, 2002, and 2001 was approximately $320,000, $286,000, and $296,800, respectively.

(b)	Employee Benefit Plans

All eligible agents and employees of the Company may participate in the Alderwoods 401(k) Plan. Amounts paid to the Alderwoods’ plan in 2003, 2002, and 2001 were $110,674, $121,899, and $137,888, respectively.

The Company sponsors a self-funded health plan for its agents and employees. The Company purchases individual and aggregate stop-loss coverage to limit its exposure to health insurance claims. At both December 31, 2003 and 2002, the Company maintained a $300,000 liability for incurred but not reported health claims under the plan.

In 2002, the Company began self-insuring its employees workers’ compensation insurance coverage. The Company purchases insurance coverage to limit its exposure to workers’

compensation claims. At December 31, 2003 and 2002, the Company’s liability for workers’ compensation claims was $280,000 and $200,000, respectively. At December 31, 2003 and 2002, the Company had outstanding letters of credit of $250,000 and $500,000, respectively, to the Louisiana Department of Labor in connection with its self-insured workers’ compensation program. At December 31, 2003 and 2002, the Company pledged certificates of deposit of $250,000 and $500,000, respectively, as collateral for the letters of credit.

(16)	Transactions With Affiliates

At December 31, 2002, the Company held marketable, publicly-traded bonds of an affiliate with a fair value of $1,820,000 and an amortized cost of $2,000,000. The bonds were called at par in 2003.

At December 31, 2003 and 2002, the Company held a real estate mortgage loan from an affiliate with an outstanding loan balance of $3,979,128 and $4,286,308, respectively. The mortgage loan is secured by funeral home real estate in the Greater New Orleans area. Interest income earned on this loan was approximately $410,000, $464,000, and $569,000 in 2003, 2002, and 2001, respectively.

Effective January 1, 1999, the Company entered into a 100% coinsurance agreement with its Parent, whereby Security assumed approximately $4,900,000 of insurance inforce with reserves of approximately $2,700,000. In 2003, 2002, and 2001, Mayflower paid the Company $4,261, $4,918, and $41,744, respectively, for the administration of this block of business.

(17)	Geographical Concentration

Security Plan’s insurance activities are almost exclusively conducted within the state of Louisiana. Security Plan’s revenues and profitability are therefore subject to prevailing regulatory, legal, economic, demographic, competitive and other conditions within Louisiana. At December 31, 2003, approximately 10% of the Company’s fixed maturity investments were in Louisiana-domiciled companies or political subdivisions of the state of Louisiana.

(18)	Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information of financial instruments. For certain financial instruments where quoted market prices are not available, other independent valuation techniques and assumptions are used. Because considerable judgment is used, these estimates are not necessarily indicative of amounts that could be realized in a current market exchange. SFAS No. 107 excludes certain financial instruments from disclosure, including insurance contracts, other than financial guarantees and investment contracts.

Security Plan uses the following methods and assumptions in estimating the fair value of each class of financial instrument. Fair value for fixed maturity securities are based on quoted market prices. The carrying amounts of policy loans, mortgage loans, cash, accrued investment income, receivables, other assets, contract claims payable, unearned advance premiums, other policy liabilities, accrued expenses and accounts payable and other liabilities, approximates fair value because of the short term to maturity of these current assets and liabilities.

The carrying amounts and fair values of Security Plan’s financial instruments at December 31, 2003 and 2002 were as follows:

	December 31, 2003		December 31, 2002
	Carrying		Carrying
	amount	Fair vlue	amount	Fair value
Assets:
Fixed maturities	$226,532,399	226,532,399	223,864,155	223,864,155
Policy loans	3,586,968	3,586,968	3,373,010	3,373,010
Mortgage loans	4,058,139	4,058,139	4,479,461	4,479,461
Liabilities:
Other policyholder funds	376,499	376,499	589,721	589,721
Due to affiliate	1,317,739	1,317,739	1,197,739	1,197,739
Accrued expenses	4,028,432	4,028,432	5,582,431	5,582,431

(19)	Subsequent Events

On June 17, 2004, the Company’s parent announced that it had entered into a definitive agreement to sell the stock of Security Plan to Citizens Insurance Company of America, a subsidiary of Citizens, Inc. The sale transaction was completed on October 1, 2004.

In anticipation of the planned sale transaction, in August 2004 the mortgage loan receivable from affiliate was paid in full at the then outstanding loan balance, and all collateral supporting the loan was released. Additionally, in August 2004, Mayflower paid Security Plan $1,624,571 in settlement of 2003 income taxes. Also, in August 2004, the Company settled its outstanding payable to Alderwoods Group, Inc. in the amount of $1,397,739.

SECURITY PLAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

Consolidated Financial Statements

September 30, 2004 and 2003

SECURITY PLAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30,	December 31,
	2004	2003
	(unaudited)
Assets
Investments:
Fixed maturities – available-for-sale, at fair value (amortized cost: 2004 – $238,947,842; 2003 – $217,287,136)	$247,983,557	226,532,399
Policy loans	3,671,098	3,586,968
Affiliate mortgage loan on real estate	—	3,979,128
Unaffiliated mortgage loans on real estate, net	66,118	79,011

Total investments	251,720,773	234,177,506
Cash	3,780,567	12,718,315
Accrued investment income	2,642,203	2,681,802
Income tax receivable	22,095	1,518,987
Deferred income taxes, net	2,487,500	3,439,158
Deferred policy acquisition costs	7,794,769	6,281,084
Value of business acquired	11,980,127	13,723,256
Property and equipment, net of accumulated depreciation	612,922	723,151
Property and liability reinsurance receivable	—	50,184
Other assets	363,428	408,483

Total assets	$281,404,384	275,721,926

Liabilities and Shareholder’s Equity
Future policy benefit reserves for life and health policies	$200,146,736	198,615,087
Policy and contract claims – life and health	3,362,718	3,419,722
Policy and contract claims – property and casualty	351,802	425,697
Unearned and advance premiums	1,120,541	928,647
Other policyholder funds	354,452	376,499

Total policy liabilities	205,336,249	203,765,652
Due to affiliate	360,000	1,317,739
Accrued expenses and other liabilities	3,196,056	4,028,432

Total liabilities	208,892,305	209,111,823

Shareholder’s equity:
Common stock, $100 par value. Authorized 10,000 shares, issued and outstanding	1,000,000	1,000,000
Paid-in capital	59,000,000	59,000,000
Retained earnings	6,638,864	600,681
Accumulated other comprehensive income, net of taxes	5,873,215	6,009,422

Total shareholder’s equity	72,512,079	66,610,103

Total liabilities and shareholder’s equity	$281,404,384	275,721,926

See accompanying notes to consolidated financial statements.

SECURITY PLAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

Consolidated Statements of Operations (unaudited)

Three months ended September 30, 2004 and 2003

	2004	2003
Revenues:
Life and health premium	$8,800,984	9,027,368
Property and casualty premium	1,123,335	1,088,616

Total earned premium	9,924,319	10,115,984
Net investment income	3,226,168	3,352,430
Net realized investment gains	1,048,917	49,580
Other	937	1,049

Total revenues	14,200,341	13,519,043

Benefits and expenses:
Life and health policyholder benefits	4,104,870	4,285,716
Property and casualty insurance claims and benefits	563,000	623,429

Total policyholder benefits	4,667,870	4,909,145
Increase in future policy benefit reserves	517,851	773,045
Commissions	2,695,144	3,072,699
Capitalization of deferred policy acquisition costs	(885,512)	(990,346)
Amortization of deferred policy acquisition costs	573,566	418,171
Amortization of value of business acquired	334,100	345,872
Other operating expenses	2,465,500	2,366,181

Total benefits and expenses	10,368,519	10,894,767

Income before federal income tax expense	3,831,822	2,624,276
Federal income tax expense	1,332,321	877,077

Net income	$2,499,501	1,747,199

See accompanying notes to consolidated financial statements.

SECURITY PLAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

Consolidated Statements of Operations (unaudited)

Nine months ended September 30, 2004 and 2003

	2004	2003
Revenues:
Life and health premium	$26,702,801	27,306,881
Property and casualty premium	3,349,670	3,155,714

Total earned premium	30,052,471	30,462,595
Net investment income	9,635,905	9,933,640
Net realized investment gains	1,737,251	750,753
Other	2,883	3,478

Total revenues	41,428,510	41,150,466

Benefits and expenses:
Life and health policyholder benefits	13,345,855	13,522,922
Property and casualty insurance claims and benefits	1,531,196	1,588,952

Total policyholder benefits	14,877,051	15,111,874
Increase in future policy benefit reserves	1,531,649	2,143,790
Commissions	8,687,013	9,610,144
Capitalization of deferred policy acquisition costs	(2,819,108)	(3,066,409)
Amortization of deferred policy acquisition costs	1,305,423	812,387
Amortization of value of business acquired	993,129	983,719
Other operating expenses	7,612,849	7,670,639

Total benefits and expenses	32,188,006	33,266,144

Income before federal income tax expense	9,240,504	7,884,322
Federal income tax expense	3,202,321	2,717,077

Net income	$6,038,183	5,167,245

See accompanying notes to consolidated financial statements.

SECURITY PLAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows (unaudited)

Nine months ended September 30, 2004 and 2003

	2004	2003
Operating activities:
Net income	$6,038,183	5,167,245
Adjustments to reconcile net income to net cash provided by operations:
Increase in future policy benefit reserves	1,531,649	2,143,790
Deferral of policy acquisition costs	(2,819,108)	(3,066,409)
Amortization of policy acquisition costs and value of business acquired	2,298,552	1,796,106
Realized gains on sale of investments	(1,737,251)	(750,753)
Provision for deferred income taxes	1,775,000	2,050,000
Depreciation and amortization of premises and equipment	141,846	210,517
Accretion of fixed-maturity investments	(134,794)	(621,076)
Decrease in other assets	1,631,730	902,974
Decrease in accrued expenses and other liabilities	(1,751,167)	(2,122,439)

Net cash provided by operations	6,974,640	5,709,955

Investing activities:
Proceeds from maturity of available-for-sale securities	7,614,153	23,509,828
Proceeds from sale of available-for-sale securities	33,467,824	24,379,789
Cost of securities available-for-sale acquired	(60,936,590)	(65,979,312)
Proceeds from mortgage loan repayments	3,992,021	350,599
Increase in policy loans, net	(84,130)	(158,502)
Cost of premises and equipment acquired	(31,617)	(87,837)
Other, net	65,951	4,261,371

Net cash used in investments	(15,912,388)	(13,724,064)

Net decrease in cash	(8,937,748)	(8,014,109)
Cash, beginning of period	12,718,315	17,896,353

Cash, end of period	$3,780,567	9,882,244

See accompanying notes to consolidated financial statements.

(1)	Nature of Operations

Security Plan Life Insurance Company (the Company, Security or Security Plan) is a Louisiana domiciled life and health insurance company, with licenses to operate in Louisiana and Mississippi. The Company (formerly Security Industrial Insurance Company) principally writes individual life insurance products through its home service marketing distribution system. The Company sells its products almost exclusively in Louisiana through a field force of approximately 350 captive agents and 85 managers. Security’s life insurance products provide a means for policyholders to pay for final expenses, primarily consisting of funeral and cemetery costs. Less than two percent of the Company’s total earned premium represents small coverage cancer, hospitalization, or accident health policies.

The Company owns 100% of the common stock of Security Plan Fire Insurance Company (the Fire Company), a Louisiana domiciled property and casualty insurance company licensed to operate in Louisiana. The Fire Company writes low value dwelling (fire) and contents coverages on residences that may not qualify for the minimum coverages required under homeowner policies. The Fire Company writes no commercial lines, workers’ compensation, liability, multiple peril, or automobile coverages.

Additionally, the Company owns 100% of the common stock of Security Plan Agency, Inc. (Security Agency). Security Agency was established for the purpose of selling certain insurance products of an unaffiliated company; however, the entity has had no activity since its formation in 2002.

(2)	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of Security Plan Life Insurance Company and its wholly-owned subsidiaries, Security Plan Fire Insurance Company, and Security Plan Agency, Inc.

All significant intercompany balances and transactions have been eliminated in the consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

The balance sheet for September 30, 2004, the statements of operations for the three and nine month periods ended September 30, 2004 and 2003, and the statements of cash flows for the nine month period then ended have been prepared by the Company without audit. The consolidated financial statements include all adjustments, which in management’s opinion are necessary for a fair presentation of the financial results as of September 30, 2004, and for the three months and nine months ended September 30, 2004 and 2003.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted. It is suggested that these financial statements be read in conjunction with the Company’s December 31, 2003 consolidated financial statements and notes thereto, included elsewhere in this Form 8-K.

The results of operations are not necessarily indicative of the results that may be expected for the full fiscal year or for any other period.

(b)	Use of Estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requirements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue, expenses, and cash flows during the reporting period. As a result, actual amounts could significantly differ from those estimates.

(c)	Comparability

Certain comparative amounts have been reclassified to conform with the current year presentation.

(d)	Adoption of New Accounting Standards

In July 2003, AcSEC issued a final Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. SOP 03-1 addresses a wide variety of topics, including recognizing expenses for a variety of contracts and contract features, including guaranteed minimum death benefits, certain death benefits on universal-life type contracts and annuitization options, on an accrual basis versus the previous method of recognition upon payment. The SOP is effective for financial statements for fiscal years beginning after December 15, 2003. The initial application of SOP 03-1 on January 1, 2004, had no impact on the Company’s consolidated financial statements.

Effective December 31, 2003, the Company adopted the disclosure requirements of Emerging Issues Task Force (“EITF”) Issue No. 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. Under the consensus, disclosures are required for unrealized losses on fixed maturity and equity securities accounted for under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and SFAS No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations, that are classified as either available-for-sale or held-to-maturity. The disclosure requirements include qualitative information regarding the aggregate amount of unrealized losses and the associated fair value of the investments in an unrealized loss position, segregated into time periods for which the investments have been in an unrealized loss position. The consensus also requires certain qualitative disclosures about the unrealized holdings in order to provide additional information that the Company considered in concluding that the unrealized losses were not other-than-temporary.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective for instruments entered into or modified after May 31, 2003 and for all other instruments beginning with the first interim reporting period beginning after June 15, 2003. Adoption of this Statement had no effect on the Company’s consolidated financial condition or results of operations.

In April 2003, the FASB issued guidance in Statement 133 Implementation Issue No. B36, Embedded Derivatives: Modified Coinsurance Arrangements and Debit Instruments That Incorporate Credit Risk Exposures That are Unrelated or Only Partially Related to the Creditworthiness of the Obligor of Those Instruments, (“DIG B36”) that addresses the instances in which bifurcation of an instrument into a debt host contract and an embedded derivative is required. The adoption of DIG B36 had no effect on the Company’s consolidated financial condition or results of operations.

In April 2003, the FASB issued SFAS No. 149, Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities. The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The adoption of SFAS No. 149 had no effect on the Company’s consolidated financial condition or results of operations.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, and interpretation of ARB No. 51 (“FIN 46”), which requires an enterprise to assess whether consolidation of an entity is appropriate based upon its interests in a variable interest entity (VIE). The adoption of FIN 46 had no impact on the Company’s consolidated financial condition or results of operations as there were no material VIEs identified which required consolidation.

In December 2003, the FASB issued a revised version of FIN 46 (FIN 46R), which incorporates a number of modifications and changes made to the original version. The adoption of FIN 46R had no effect on the Company’s consolidated financial condition or results of operations.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 requires certain guarantees to be recorded at fair value and also requires a guarantor to make new disclosures, even when the likelihood of making payments under the guarantee is remote. Adoption of FIN 45 had no effect on the Company’s consolidated financial condition or results of operations.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Action (including Certain Costs Incurred in a Restructuring) (Issue 94-3). The principal difference between SFAS No. 146 and Issue 94-3 is that SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, rather than at the date of an entity’s commitment to an exit plan. Adoption of this statement had no effect on the Company’s consolidated financial condition or results of operations.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Adoption of the provisions of SFAS No. 145 had no effect on the Company’s consolidated financial condition or results of operations.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 establishes an accounting model for long-lived assets to be disposed of by sale that applies to all long-lived assets, including discontinued operations.

SFAS No. 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. Adoption of SFAS No. 144 had no impact on the Company’s consolidated financial condition or results of operations.

On January 1, 2003, the Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations. The initial application of SFAS No. 143 did not have an impact on the Company’s consolidated financial statements.

(e)	Future Adoption of New Accounting Standards

In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (“AcSEC”) issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities, (“SOP 03-3”). SOP 03-3 addresses the accounting for differences between contractual and expected cash flows to be collected from an investment in loans or fixed maturity securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 limits the yield that may be accreted to the excess of the estimated undiscounted expected principal, interest and other cash flows over the initial investment in the loans or the fixed maturity securities. SOP 03-3 also requires that the excess of contractual cash flows over cash flows expected to be collected not be recognized as an adjustment of yield, loss accrual or valuation allowance. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. Adoption of this statement is expected to have no effect on the Company’s consolidated financial condition or results of operations.

(3)	Supplemental Disclosures of Cash Flows Information

The following table summarizes certain amounts paid during the period:

	Nine months ended September 30,
	2004	2003
Income taxes paid to IRS	$1,215,000	1,400,000
Income taxes received from Parent	1,624,571	—

The amount of deferred tax asset utilized, as well as the related reduction in the corresponding valuation allowance was $500,000 and $300,000 for the nine months ended September 30, 2004 and 2003, respectively.

(4)	Other Comprehensive Income (Loss)

For the three and nine months ended September 30, 2004, the other comprehensive income (loss) included in total comprehensive income (loss) consisted of unrealized gains (losses) on investments in fixed maturities securities available-for-sale of $4,089,158 and $(138,302), respectively, net of tax, and for the same period in 2003 unrealized losses of $4,389,703 and $170,040, respectively, net of tax. Total comprehensive income for the three and nine months ended September 30, 2004 was $6,588,659 and $5,899,881, respectively, net of tax, and for the same period in 2003, total comprehensive income (loss) of $(2,642,504) and $4,997,205, respectively, net of tax.

(5)	Legal Contingencies

The Company is a party to legal proceedings in the ordinary course of its business, but does not expect the outcome of any proceedings, individually or in the aggregate, to have a material adverse effect on the Company’s financial position, results of operations or liquidity.

(6)	Commitments and Contingencies

The Company leases office space under various noncancelable operating lease agreements that expire through 2009. The future annual payments for operating leases, primarily for district office premises, are as follows:

Amount
Period ending December 31
2004	$86,923
2005	352,533
2006	259,007
2007	151,429
2008	92,055
Thereafter	14,900

(7)	Transactions With Affiliates

At December 31, 2003, the Company held a real estate mortgage loan from an affiliate with an outstanding loan balance of $3,979,128. In anticipation of the planned sale transaction, in August 2004 the mortgage loan receivable from affiliate was paid in full at the then outstanding loan balance, and all collateral supporting the loan was released. Additionally, in August 2004, Mayflower National Life Insurance Company paid Security Plan $1,624,571 in settlement of 2003 income taxes. Also, in August 2004, the Company settled its outstanding payable to Alderwoods Group, Inc. in the amount of $1,397,739.

(8)	Subsequent Event — Purchase

On October 1, 2004, the Company was acquired by Citizens, Inc. (Citizens), a Colorado domiciled life insurance holding company. Pursuant to the terms of the agreement, which was approved by insurance regulatory authorities, Citizens Insurance Company of America (a wholly-owned life insurance subsidiary of Citizens domiciled in Colorado) acquired all the outstanding shares of the Company for $85 million. The transaction will be accounted for as a purchase.

(b) PRO FORMA FINANCIAL INFORMATION

CITIZENS, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On October 1, 2004, Citizens Insurance Company of America (CICA), a wholly owned subsidiary of Citizens, Inc. (Citizens), acquired Security Plan Life Insurance Company (Security) in a purchase business combination by paying $85 million in cash plus approximately $1 million of acquisition expenses paid directly to third parties. CICA financed this cash acquisition by issuing $30 million of subordinated debt. In addition, $11 million was contributed to CICA by Citizens related to Citizens issuance of $12.5 million of Series A-1 Cumulative convertible preferred stock on July 12, 2004. The remaining cash to fund the acquisition of Security came from the sale and maturity of fixed maturity available-for-sale securities from CICA’s investment portfolio. (The $30 million subordinated debt and $12.5 million Series A-1 cumulative convertible preferred stock transactions are discussed in notes 4 and 5 of Citizens’ September 30, 2004 Form 10-Q.)

Citizens includes the accounts and operations of CICA and its other wholly-owned subsidiaries in the interim and annual consolidated financial statements of Citizens, Inc. and consolidated subsidiaries. Citizens and Security have calendar year ends. The unaudited pro forma financial statements are not necessarily indicative of the results that would have occurred if the acquisition had occurred on the date indicated or the expected financial position or results of operations in the future. The unaudited pro forma financial statements should be read in conjunction with separate historical financial statements and notes thereto, as well as the historical financial statements and notes thereto of the operations of Security acquired by Citizens contained elsewhere herein, and in conjunction with the related notes to these unaudited pro forma financial statements. The unaudited pro forma consolidated statement of financial position as of October 1, 2004, the unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and for the nine months ended September 31, 2004, respectively, and accompanying notes to pro forma consolidated financial statements are summarized as follows:

CITIZENS, INC. AND CONSOLIDATED SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION
AS OF OCTOBER 1, 2004

	Historical
	Citizens,		Pro Forma		Pro Forma
	Inc.	Security	Adjustments		Combined
Assets
Investments:
Fixed maturities – held-to-maturity, at amortized cost	$7,485,129	—	—		7,485,129
Fixed maturities – available-for-sale, at fair value	198,463,488	247,983,557	—		446,447,045
Equity securities – available-for-sale, at fair value	1,040,363	—	—		1,040,363
Mortgage loans on real estate	309,304	66,118	—		375,422
Policy loans	20,995,580	3,671,098	—		24,666,678
Other long-term investments	2,523,428	—	—		2,523,428

Total investments	230,817,292	251,720,773	—		482,538,065
Cash and cash equivalents	67,686,437	3,780,567	(55,950,000)	(B)	15,517,004
Accrued investment income	2,537,615	2,642,203	—		5,179,818
Reinsurance recoverable	18,569,701	—	—		18,569,701
Deferred policy acquisition costs	52,910,766	7,794,769	(7,794,769)	(A)	52,910,766
Other intangible assets	3,008,320	—	70,000	(A)	3,078,320
Federal income tax recoverable	—	22,095	(22,095)	(C)	—
Deferred Federal income tax asset	1,950,883	2,487,500	(4,438,383)	(A)(D)	—
Cost of customer relationships acquired	12,263,351	11,980,127	21,962,338	(A)	46,205,816
Excess of cost over net assets acquired	12,401,990	—	—		12,401,990
Property, plant and equipment	8,322,200	612,922	—		8,935,122
Other assets	3,127,195	363,428	(62,790)	(B)	3,427,833

Total assets	$413,595,750	281,404,384	(46,235,699)		648,764,435

See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements.
(Continued)

CITIZENS, INC. AND CONSOLIDATED SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION
AS OF OCTOBER 1, 2004 (CONTINUED)

	Historical
	Citizens,		Pro Forma		Pro Forma
	Inc.	Security	Adjustments		Combined
Liabilities and Stockholders’ Equity
Future policy benefit reserves	$244,723,130	200,146,736	(7,701,804)	(A)	437,168,062
Dividend accumulations	4,802,923	—	—		4,802,923
Premium deposits	7,395,094	—	—		7,395,094
Policy claims payable	4,672,412	3,714,520	—		8,386,932
Other policyholders’ funds	4,303,850	1,474,993	—		5,778,843

Total policy liabilities	265,897,409	205,336,249	(7,701,804)		463,531,854
Commissions payable	1,776,917	509,801	—		2,286,718
Federal income tax payable	525,376	—	(22,095)	(C)	503,281
Deferred Federal income tax liability	—	—	2,900,279	(A)(D)	2,900,279
Payable for securities in process of settlement	4,250,000	—	—		4,250,000
Liabilities for options and warrants	2,363,579	—	—		2,363,579
Long-term debt	—	—	30,000,000	(B)	30,000,000
Other liabilities	2,369,655	3,046,255	1,100,000	(A)	6,515,910

Total liabilities	277,182,936	208,892,305	26,276,380		512,351,621

Cumulative convertible preferred stock – Series A-1	5,537,372	—	—		5,537,372
Stockholders’s Equity:
Common stock	183,692,015	1,000,000	(1,000,000)	(E)	183,692,015
Paid-in capital	—	59,000,000	(59,000,000)	(E)	—
Retained earnings (deficit)	(43,758,593)	6,638,864	(6,638,864)	(E)	(43,758,593)
Accumulated other comprehensive income (loss):
Unrealized gains (losses) on securities, net of tax	(386,672)	5,873,215	(5,873,215)	(E)	(386,672)

	139,546,750	72,512,079	(72,512,079)		139,546,750

Treasury stock, at cost	(8,671,308)	—	—		(8,671,308)

Total shareholder’s equity	130,875,442	72,512,079	(72,512,079)		130,875,442

Total liabilities and shareholder’s equity	$413,595,750	281,404,384	(46,235,699)		648,764,435

See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements.

CITIZENS, INC. AND CONSOLIDATED SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003

	Historical
	Citizens,		Pro Forma		Pro Forma
	Inc.	Security	Adjustments		Combined
Revenues:
Premiums	$75,643,645	40,549,466	—		116,193,111
Annuity and Universal life considerations	2,383,768	—	—		2,383,768
Net investment income	14,322,275	13,172,840	—		27,495,115
Realized gains	1,883,105	863,431	—		2,746,536
Other income	869,970	4,261	—		874,231

Total revenues	95,102,763	54,589,998	—		149,692,761
Benefits and expenses:
Insurance benefits paid or provided:
Increase in future policy benefit reserves	7,904,091	2,192,265	—		10,096,356
Policyholders’ dividends	3,666,260	—	—		3,666,260
Claims and surrenders	40,690,898	19,301,008	—		59,991,906

Total insurance benefits paid or provided	52,261,249	21,493,273	—		73,754,522
Commissions	18,227,851	12,545,237	—		30,773,088
Other underwriting, acquisition and insurance Expenses	18,966,120	9,894,546	—		28,860,666
Capitalization of deferred policy acquisition costs	(16,557,855)	(4,034,617)	—		(20,592,472)
Amortization of deferred policy acquisition costs	11,806,640	1,310,958	(600,000)	(F)	12,517,598
Interest expense	—	—	1,100,000	(G)	1,100,000
Amortization of cost of customer relationships acquired and other intangible assets	7,110,436	1,407,237	1,000,000	(H)	9,517,673

Total benefits and expenses	91,814,441	42,616,634	1,500,000		135,931,075

Income (loss) before Federal income tax	3,288,322	11,973,364	(1,500,000)		13,761,686
Federal income tax expense	162,057	4,127,077	205,983	(I)	4,495,117

Net income	$3,126,265	7,846,287	(1,705,983)		9,266,569

Basic and diluted earnings per share of common stock	$0.09				0.27

Weighted average common shares outstanding	34,693,385				34,693,385

See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements.

CITIZENS, INC. AND CONSOLIDATED SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

	Historical
	Citizens,		Pro Forma		Pro Forma
	Inc.	Security	Adjustments		Combined
Revenues:
Premiums	$50,298,907	30,052,471	—		80,351,378
Annuity and Universal life considerations	2,270,050	—	—		2,270,050
Net investment income	11,108,639	9,635,905	—		20,744,544
Realized gains	735,308	1,737,251	—		2,472,559
Decrease in fair value of warrants and options	630,571	—			630,571
Other income	481,127	2,883	—		484,010

Total revenues	65,524,602	41,428,510	—		106,953,112
Benefits and expenses:
Insurance benefits paid or provided:
Increase in future policy benefit reserves	11,573,790	1,531,649	—		13,105,439
Policyholders’ dividends	2,871,708	—	—		2,871,708
Claims and surrenders	24,640,495	14,877,051	—		39,517,546

Total insurance benefits paid or provided	39,085,993	16,408,700	—		55,494,693
Commissions	13,158,566	8,687,013	—		21,845,579
Other underwriting, acquisition and insurance Expenses	11,825,431	7,612,849	—		19,438,280
Capitalization of deferred policy acquisition costs	(12,972,220)	(2,819,108)	—		(15,791,328)
Amortization of deferred policy acquisition costs	7,594,592	1,305,423	(450,000)	(J)	8,450,015
Interest expense	—	—	825,000	(K)	825,000
Amortization of cost of customer relationships acquired and other intangible assets	2,087,890	993,129	750,000	(K)	3,831,019
Loss on coinsurance agreements	586,767	—	—		586,767

Total benefits and expenses	61,367,019	32,188,006	1,125,000		94,680,025

Income (loss) before Federal income tax	4,157,583	9,240,504	(1,125,000)		12,273,087
Federal income tax expense (benefit)	1,407,907	3,202,321	(551,174)	(M)	4,059,054

Net income	$2,749,676	6,038,183	(573,826)		8,214,033

Basic and diluted earnings per share of common Stock	$0.06				0.22

Weighted average common shares outstanding	35,810,354				35,810,354

See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements.

Notes to Unaudited Pro Forma Consolidated Financial Statements

The following pro forma adjustments were made to the historical statement of financial position of Citizens as of October 1, 2004 and to the statements of operations for the year ended December 31, 2003 and for the nine months ended September 30, 2004 to reflect the acquisition as if it occurred on January 1, 2003.

(A)	To reflect the excess of the estimated fair value of tangible and intangible assets acquired and liabilities assumed over the acquisition cost, the purchase price, purchase-price allocation and financing of the transaction are summarized as follows:

CITIZENS, INC. AND CONSOLIDATED SUBSIDIARIES
UNAUDITED PRO FORMA SUMMARY OF PURCHASE PRICE, ALLOCATION AND FINANCING
AS OF OCTOBER 1, 2004

Cost of purchase price paid:
Proceeds of subordinated debt issued		$30,000,000
Proceeds of contribution from Citizens, Inc.		11,000,000
Proceeds from sale and maturity of fixed maturity available-for-sale securities		45,012,790

Total cash purchase consideration		$86,012,790

Composition of total purchase consideration:
Purchase price		$85,000,000
Acquisition expenses paid directly to third parties		1,012,790

Total purchase consideration		$86,012,790

Allocation of purchase price to tangible and intangible net assets acquired:
Historical U.S. GAAP book value of Security’s net assets	$72,512,079
Purchase accounting adjustments as of October 1, 2004:
Removal of historic deferred policy acquisition costs	(7,794,769)
Recognition of other intangible assets	70,000
Net effect of customer relationships acquired adjustment	21,962,338
Net effect of deferred Federal income tax adjustment	(7,338,662)
Net effect of future policy benefit reserves adjustment	7,701,804
Recognition of additional accounts payable and accrued expenses	(1,100,000)
Total purchase accounting adjustments	$13,500,711

Total fair value of net assets acquired		$86,012,790

The other intangible assets represent Security’s two state insurance licenses. The net effect of the cost of the customer relationship acquired adjustment reflects the removal of Security’s historical cost of customer relationships acquired. The net effect of the deferred Federal income tax adjustment reflects removal of Security’s historical deferred income taxes. The net effect of the future policy benefit reserves adjustment reflects removal of Security’s historical future policy benefit reserves. The additional accounts payable on accrued expenses reflect lease obligations, litigation and professional fees.

The liability for future policy benefit reserves at October 1, 2004 is based on the following assumptions:

A net earned interest rate of 5.25%. Mortality and voluntary exit assumptions based on an independent experience study performed in the third quarter of 2004. A provision for adverse deviation was added to the experience mortality.

Lapses and withdrawal assumptions – lapse and withdrawal assumptions are based on Security’s experience as demonstrated by an actuarial study of Security’s most recent five years of experience.

The cost of customer relationships acquired for the purchase accounting of Security at October 1, 2004 is based on the following assumptions:

The value was determined using an appraisal methodology. In addition to the assumptions applied to determine the policy benefit reserves, after-tax cash flows were discounted at a risk-adjustment rate of 11%. The basis for the cost of capital was a 400% action control level.

The allocation of values to the tangible and intangible assets acquired and the liabilities assumed in the acquisition of Security is preliminary as of the date of the unaudited pro forma consolidated financial statements. Estimates involved in the application of purchase accounting to the transaction may change over the next quarter as the Company refines these estimates, such as completion of development and application of purchase accounting assumptions with respect to policy reserves at the policy level.

(B)	To reflect as of October 1, 2004 the issuance of $30 million of subordinated debt and corresponding cash receipt of funds less the payment of the $85 million purchase price and $1,012,790 of acquisition expenses paid directly to third parties. Prior to October 1, 2004, $62,790 of acquisition expenses paid directly to third parties were incurred, paid and recognized as an escrow asset.

(C)	To reflect as of October 1, 2004 the reclassification of $22,095 of Federal income tax recoverable to Federal income tax payable.

(D)	To reflect as of October 1, 2004 the reclassification of $1,950,883 of Deferred Federal income tax asset to Deferred Federal income tax liability plus the impact of the historical removal and purchase recognition of Deferred Federal income taxes discussed in note A above.

(E)	To reflect as of October 1, 2004 the removal of Security’s historical, common stock, paid-in capital, retained earnings and unrealized gains on securities, net of tax.

(F)	To reflect decreased amortization of deferred policy acquisition costs based upon the removal of Security’s historical deferred policy acquisition costs as if removed on January 1, 2003.

(G)	To reflect the pro forma interest as if the $30 million subordinated debenture was issued on January 1, 2003 at an estimated interest rate of the London InterBank Offered Rate (LIBOR) plus 1.8%.

(H)	To reflect increased amortization of cost of customer relationships acquired based upon the historical persistency and lapsation of Security’s block of insurance business.

(I)	To reflect the income tax effect of adjustments F, G and H above and to reflect the Company no longer being eligible for the small life insurance company deduction available under the Internal Revenue Code due to the acquisition of Security.

(J)	To reflect decreased amortization of deferred policy acquisition costs based upon the removal of Security’s historical deferred policy acquisition costs as if removed on January 1, 2003.

(K)	To reflect the pro forma interest as if the $30 million subordinated debenture was issued on January 1, 2003 at an estimated interest rate of the LIBOR plus 1.8%.

(L)	To reflect increased amortization of cost of customer relationships acquired based upon the historical persistency and lapsation of Security’s block of insurance business.

(M)	To reflect the income tax effect of adjustments J, K and L above and to reflect the Company no longer being eligible for the small life insurance company deduction available under the Internal Revenue Code due to the acquisition of Security.

INDEX TO EXHIBITS

Exhibit No.	Description
23.1	Consent of KPMG LLP